Exhibit 17.1

RESIGNATION

TO:	Zomedica Pharmaceuticals Corp. (the “Corporation”)
AND TO:	The Board of Directors thereof

I, Gerald L. Solensky Jr., hereby resign, effective immediately, as:

(a)	Chairman of the Board of the Corporation, as a director of the Corporation and as Chief Executive Officer of the Corporation; and

(b)	a director and officer of each subsidiary of the Corporation, including Zomedica Pharmaceuticals, Inc.

Dated at Ann Arbor, Michigan this 2nd day of December, 2019.

/s/ Gerald L. Solensky Jr.
Gerald L. Solensky Jr.